UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Clearwire Corporation

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2008 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Clearwire Corporation will be held at the

WOODMARK HOTEL
Marina Room
1200 Carillon Point
Kirkland, Washington 98033

on June 20, 2008, at 9:00 A.M.

PARKING FACILITY AND DRIVING DIRECTIONS

DRIVING DIRECTIONS	PARKING

•    From Seattle via SR-520:

     •    Take SR-520(Evergreen Bridge) heading East.

     •    Take the Lake Washington Blvd NE / Kirkland exit.

     •    Continue North on Lake Washington Blvd NE to the light at Lakeview Drive.

     •    Turn left into Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).
Make the first left after the Starbucks (on the left-hand side) into the underground parking garage. Follow the signs which direct you to the right and continue right to park. After parking, follow signage in the garage to the double doors which lead to the Woodmark Hotel Marina Room. Please bring your parking ticket as we will validate parking for 1 1/2 hours. Valet parking is also available in the Carillon Point Plaza roundabout for $5.

•    From Bellevue:

     •   Take Bellevue Way heading North.

     •    Continue North on Lake Washington Blvd NE to the light at Lakeview Drive.

     •    Turn left into Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).

•    From Sea-Tac Airport:
     •   Follow signs to I-405 North/Renton.

     •    Continue North approximately 18 miles.

     •    Take Exit #17, the NE 70th Place exit.

     •    Take a left at the first light and a left at the next light, NE 70th.

     •    Continue SW 1.5 miles to the intersection of Lake Washington Blvd and the entrance to Carillon Point.

     •    Enter Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 20, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Clearwire Corporation, a Delaware corporation (“Company” or “Clearwire”). The Annual Meeting will be held on Friday, June 20, 2008 at 9:00 a.m., Pacific Daylight Time at the Woodmark Hotel, Marina Room, 1200 Carillon Point, Kirkland, Washington 98033 for the following purposes:

1.	To elect the ten director candidates described in the proxy statement to serve until the next Annual Meeting or until their respective successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal year 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 21, 2008. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

In accordance with new rules approved by the Securities and Exchange Commission, we will send a Notice of Internet Availability of Proxy Materials on or about May 5, 2008, and will provide access to our proxy materials over the Internet, beginning on May 5, 2008, for the holders of record and beneficial owners of our Class A and Class B common stock as of the close of business on the record date.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by Internet or telephone as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail. Voting on the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Using the Internet or telephone helps save the Company money by reducing postage and proxy tabulation costs.

On Behalf of the Board of Directors

Broady R. Hodder
Secretary

Kirkland, Washington
April 29, 2008

i

CLEARWIRE CORPORATION
4400 CARILLON POINT
KIRKLAND, WASHINGTON 98033

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 20, 2008

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Clearwire (the “Board of Directors” or “Board”) for use at our 2008 annual meeting. In this proxy statement, references to “Clearwire,” the “Company,” “we,” “us,” “our” and similar expressions refer to Clearwire Corporation, unless the context of a particular reference provides otherwise.

2008 Annual Meeting Date and Location

Clearwire’s 2008 annual meeting will be held at the Woodmark Hotel, Marina Room, 1200 Carillon Point, Kirkland, Washington 98033, on Friday, June 20, 2008, at 9:00 a.m., Pacific Daylight Time, or at such other time and place to which the annual meeting may be adjourned. References in this proxy statement to the annual meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

We made these materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by the Board for the 2008 annual meeting. Stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

On or about May 5, 2008, we will mail a Notice of Internet Availability of Proxy Materials to stockholders containing instructions on how to access the proxy statement and vote online. Each registered stockholder (you own shares in your own name on the books of our transfer agent) will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, most street-name stockholders who receive multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. In the alternative, most street-name stockholders may give instructions to receive separate copies or discontinue multiple mailings by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or telephoning (800) 542-1061. Your instructions must include the name of your bank or broker and your account number.

Procedural Matters

Only stockholders of record as of the close of business on April 21, 2008, will be entitled to receive notice of, to attend, and to vote at the annual meeting on the basis of one vote for each share of Class A common stock held and ten votes for each share of Class B common stock held. On

April 21, 2008, there were 135,609,171 shares of Class A common stock outstanding, held of record by 232 stockholders and 28,596,685 shares of Class B common stock outstanding. Stockholders do not have cumulative voting rights.

Voting Procedures

Registered Stockholders:  Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

By Internet.  You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 19, 2008.

In Person.  You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

By Telephone.  If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 19, 2008.

By Mail.  If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

Street-name Stockholders:  Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

By Mail.  If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

By Methods Listed on Voting Instruction Form.  Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

In Person with a Proxy from the Record Holder.  A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Tabulation of Votes

Votes cast by proxy or in person at the meeting will be tabulated by Broadridge Financial Solutions, Inc.

Effect of an Abstention and Broker Non-Votes

A stockholder who abstains from voting on any or all proposals will be included in the number of stockholders present at the annual meeting for the purpose of determining the presence of a quorum, as will broker non-votes. However, abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals.

Vote Confidentiality

Clearwire has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, ballots, proxy forms, and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms, and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims, or as otherwise required by law.

Annual Meeting Admission

Attendance at the annual meeting is limited to stockholders and a guest. Admission to the annual meeting is on a first-come, first-served basis. Registration begins at 8:30 a.m., Pacific Daylight Time, and you will be asked to present a valid picture identification and proof of Clearwire stock ownership as of the record date. If you hold Clearwire stock in a brokerage account (“street name”), you must bring a copy of a brokerage account statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present valid proof of proxy. Submitting your proxy now will not prevent you from voting your shares at the annual meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the annual meeting is prohibited and they will not be allowed into the annual meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

PROPOSAL 1

ELECTION OF DIRECTORS

Clearwire’s business and affairs are managed under the direction of our Board of Directors, which is currently comprised of ten (10) members. The size of our Board shall not be less than five (5) and not more than thirteen (13) as fixed from time to time by the Board or by the stockholders as provided in our by-laws.

Ten directors are to be elected at the annual meeting to hold office until the next annual meeting of stockholders, or until their successors are elected and qualified. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the stockholder indicates to the contrary on the proxy. All of the nominees are current directors.

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

		Age as of the	Director
Name	Position With the Company	Annual Meeting	Since
Craig O. McCaw	Chairman	58	2003

Benjamin G. Wolff	Director and Chief Executive Officer	39	2007

Peter L.S. Currie	Director	51	2005

Richard P. Emerson	Director	46	2004

Nicolas Kauser	Director	68	2004

David Perlmutter	Director	54	2006

Michael J. Sabia	Director	54	2005

R. Gerard Salemme	Director and Executive Vice President—Strategy, Policy and External Affairs	54	2003

Stuart M. Sloan	Director	64	2004

Michelangelo A. Volpi	Director	41	2007

The following is a brief biography of each nominee for director:

Craig O. McCaw has served as our Chairman since he founded the Company in October 2003. Previously, Mr. McCaw served as our Chief Executive Officer from October 2003 until May 2006 and as our Co-Chief Executive Officer from May 2006 to January 2007. Since May 2000, Mr. McCaw has served as a director and Chairman of ICO Global Communications (Holdings) Limited, or ICO, and has served as a director of ICO North America, Inc. since December 2004. Mr. McCaw is also Chairman, Chief Executive Officer and a member of Eagle River Investments, LLC, Eagle River Holdings, LLC (“ERH”), and Eagle River Inc. (“ERI”) and its affiliates, which are private investment companies that focus on strategic investments in the communications industry. Mr. McCaw also currently serves as a director of RadioFrame Networks, Inc. and of Tello Corp. Mr. McCaw is a former director of Nextel Communications, Inc. and XO Communications, Inc., or XO, formerly known as NEXTLINK Communications, Inc.

Benjamin G. Wolff has served as our Chief Executive Officer and as a director since January 2007. Mr. Wolff previously served as Co-President and Chief Strategy Officer from October 2005 to January 2007, and as our Co-Chief Executive Officer from May 2006 to January 2007. Previously, Mr. Wolff served as our Executive Vice President from April 2004 to October 2005. In addition to his positions with the Company, Mr. Wolff is a principal of ERH, the President of ERH and ERI, and a director of ICO and ICO North America. Mr. Wolff also serves on the board of CTIA – the Wireless Association®. From August 1994 until April 2004, Mr. Wolff was a lawyer with Davis Wright Tremaine LLP, where he became a partner in January 1998. Mr. Wolff’s practice focused on mergers and acquisitions, corporate finance and strategic alliance transactions. While with Davis Wright Tremaine LLP, he co-chaired the firm’s Business Transactions Department and served on the firm’s Executive Committee.

Peter L.S. Currie has served as a director of the Company since 2005 and is currently president of Currie Capital LLC. From 2002 to 2005 he was a managing member of General Atlantic LLC, a worldwide private equity investment company, where he continues to serve as special advisor. Before joining General Atlantic, Mr. Currie was a partner and co-founder of The Barksdale Group, an early-stage venture capital firm. Mr. Currie also served as executive vice president and chief administrative officer of Netscape Communications from 1995 to 1999, and held various positions, including executive vice president and chief financial officer, of McCaw Cellular Communications, Inc. from 1989 to 1995. Prior to joining McCaw Cellular he was a Principal at Morgan Stanley & Co. Incorporated, where he joined in 1982. He is also a director of CNET Networks, Inc., Safeco Corporation, Sun Microsystems and he is a charter trustee of Phillips Academy.

Richard P. Emerson has been a director of the Company since 2004. He served as a Senior Managing Director of Evercore Partners, L.P. from 2005 to 2008. From 2000 to 2003, Mr. Emerson was Senior Vice President of Corporate Development and Strategy at Microsoft Corporation. Prior to joining Microsoft Corporation, Mr. Emerson was a Managing Director at Lazard Freres & Co. LLC. Mr. Emerson was also previously affiliated with The Blackstone Group and Morgan Stanley & Co. Incorporated.

Nicolas Kauser has served as a director since February 2004 and as our Chief Technology Officer from January 2005 to July 2007 and currently is a principal of ERH. Previously, Mr. Kauser was a director of XO. Mr. Kauser is also a director of Triquint Semiconductor, a position he has held since December 1999 and has been a director of RadioFrame Networks since 2002. Until September 1998, Mr. Kauser was an Executive Vice President and Chief Technology Officer for AT&T Wireless, formerly McCaw Cellular, where he was responsible for all aspects of engineering and technology projects, network operations, long-range planning and evolution of the network, and supporting network technologies. Mr. Kauser was also responsible for AT&T Wireless’ fixed wireless initiative, Project Angel. Before joining McCaw Cellular in 1990, Mr. Kauser was Vice President of Engineering and subsequently Senior Vice President Operations at Cantel, the Canadian nationwide cellular provider based in Toronto, Canada. He is also a director of TriQuint Semiconductor Inc.

David Perlmutter has served as a director of the Company since August 2006, having been designated by Intel Capital in connection with the voting agreement between ERH and Intel Capital and is currently Senior Vice President of Intel Corporation. Mr. Perlmutter has served as the General Manager of Intel Corporation’s Mobility Group (previously Mobile Products Group) since January 2004, where he manages the design, development and marketing of Intel’s solutions for the mobile computing segment. From January 1996 to January 2006, he was Vice-President of Intel Corporation.

Michael J. Sabia has served as a director of the Company since March 2005 having been designated pursuant to our agreement with Bell Canada. Mr. Sabia is currently the President and Chief Executive Officer of BCE Inc, and Chief Executive Officer of Bell Canada. Mr. Sabia has held senior executive positions with BCE Inc. and Bell Canada since July 2000. Mr. Sabia also serves as a director of BCE, Bell Canada; Bell Aliant Regional Communication Inc. and The Thomson Corporation.

R. Gerard Salemme has served as a director since November 2003 and Executive Vice President — Strategy, Policy, and External Affairs of the Company since April 2004 and currently is a principal of ERH, a Vice President of ERI, and a director of and consultant to ICO and ICO North America. Previously, Mr. Salemme served as our Vice President and Secretary from November 2003 to April 2004. Prior to joining the Company, Mr. Salemme was Senior Vice President, External Affairs of XO from May 1997 to June 2003. Before joining XO, Mr. Salemme served as AT&T Corp.’s Vice President of Government Affairs, directing AT&T’s federal regulatory public policy organization, including participation in the FCC’s narrowband and broadband PCS auctions. Prior to AT&T, Mr. Salemme served as Senior Vice President, External Affairs for McCaw Cellular. Previously, Mr. Salemme was the Senior Telecommunications Policy Analyst for the U.S. House of Representatives Subcommittee on Telecommunications and Finance. Prior to joining the subcommittee, he was a Regional Manager at GTE Corporation/Sprint Corporation and supervised the company’s government relations in the New York/New England region. Mr. Salemme has also served as Chief of Staff to Congressman Ed Markey of Massachusetts and was a lecturer of economics at the University of Massachusetts at Salem.

Stuart M. Sloan has served as a director of the Company since 2004 and since 1984 has been principal of Sloan Capital Companies. Mr. Sloan was also the Chairman of the Board from 1986 to 1998 and the Chief Executive Officer from 1991 to 1996 of Quality Food Centers, Inc., a supermarket chain. Mr. Sloan is also a director for Anixter International, Inc., and J. Crew Group, Inc.

Michelangelo A. Volpi has served as a director of the company since February 2007 and is currently the Chief Executive Officer of Joost, an Internet video company. Mr. Volpi previously served as Senior Vice President, Technology of Cisco Systems, Inc. from April 2001 to February 2007 and Senior Vice President/General Manager of the Routing and Service Provider Technology Group from July 2005 until February 2007. From 1994 to February 2007, Mr. Volpi held various positions at Cisco, including Senior Vice President, Chief Strategy Officer, Senior Vice President of Business Development/Global Alliances, Vice President of Business Development, Director of Business Development and Business Development Manager. Prior to joining Cisco, Mr. Volpi held various management positions at the Hewlett Packard Company’s Optoelectronics Division. Mr. Volpi also serves on the board of directors of Equinix, Inc. and Opsware, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CONTROLLED COMPANY; DIRECTOR INDEPENDENCE

Under the NASD Marketplace Rules, a “controlled company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. The Board of Directors has determined that the Company is a controlled company within the meaning of the Nasdaq listing standards. The basis for the Board of Directors’ determination that the Company is a “controlled company” is that the beneficial ownership of approximately 78% of the voting power of the Company’s outstanding capital stock, as of the record date, is held by ERH and subsidiaries of Intel Corporation (collectively, “Intel”), which are parties to a voting agreement regarding the election of directors. Accordingly, the Company is exempt from complying with (1) Nasdaq’s requirement that a majority of the Board of Directors consist of independent directors, (2) Nasdaq’s requirement that the compensation of officers be determined, or recommended to the Board of Directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and (3) Nasdaq’s requirement that director nominees be selected, or recommended for the Board of Directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process. The Company has elected to use these exemptions available to controlled companies. Notwithstanding the foregoing, the Board of Directors has analyzed the independence of each director and nominee and has determined that the following directors meet the standards of independence set forth in Marketplace Rule 4200, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Messrs. Currie, Emerson, Volpi and Sloan.

CODE OF ETHICS

The Company has adopted the Clearwire Code of Conduct and Ethics that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and its Board of Directors. The Code of Conduct and Ethics is available on the Company’s website at http://investors.clearwire.com/phoenix.zhtml?c=198722&p=irol-govhighlights. If the Company makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

BOARD MEETINGS AND COMMITTEES

During the last full fiscal year, the Board of Directors held a total of nine meetings. All directors except Messrs. Volpi and Perlmutter attended at least 75 percent of the aggregate of the meetings of the Board of Directors held during the aforementioned period. Mr. Volpi attended less than 75 percent of the meetings of the audit committee during the period in which he served for that full fiscal year. The Company encourages all incumbent directors and nominees for director to attend the annual meeting.

The Board of Directors has established three committees: a nominating and governance committee, a compensation committee and an audit committee. Each such committee is governed by a written charter, and a current copy of each such charter is available to our stockholders at

http://investors.clearwire.com/phoenix.zhtml?c=198722&p=irol-govhighlights. The table below provides current membership and fiscal year 2007 meeting information for each of the Board committees.

Nominating and
Name	Audit	Compensation	Governance
Craig O. McCaw		X
Benjamin G. Wolff			X
Nicolas Kauser			X
R. Gerard Salemme
David Perlmutter
Peter L.S. Currie	X
Richard P. Emerson	X
Michael J. Sabia
Stuart M. Sloan		X	X
Michelangelo A. Volpi	X
Total meetings in fiscal year 2007	6	4	0	*

*	The nominating and governance committee did not meet during fiscal year 2007 as it was established in 2008.

Nominating and Governance Committee

The nominating and governance committee assists the Board of Directors with respect to: (a) the organization and membership and function of the Board of Directors, including the identification and recommendation of director nominees and the structure and membership of each committee of the Board of Directors, (b) corporate governance principles applicable to the Company, and (c) the Company’s policies and programs that relate to matters of corporate responsibility. The committee reviews and makes recommendations to the Board of Directors regarding the composition of the Board of Directors, structure, format and frequency of the meetings. The nominating and governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. However, the nominating and governance committee, when considering a potential candidate, will factor into its determination the following qualities of a cnadidate: professional experience, educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders. The committee also reviews and makes recommendations to the Board of Directors regarding the nature, composition and duties of the committees of the Board of Directors. The committee reviews and considers stockholder recommended candidates for nomination to the Board of Directors. It is the Board of Directors’ policy that stockholders may propose nominees for consideration by the committee by submitting the names and other relevant information to the Corporate Secretary at the following address: Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033.

Pursuant to a voting agreement entered into between ERH and Intel, ERH is entitled to select four nominees for directorships, and Intel shall vote in favor of such nominees, and Intel is entitled to select two nominees for directorships and ERH shall vote in favor of such nominees. Likewise, Bell Canada is entitled to select one nominee to the board and ERH shall vote in favor of such nominee.

Audit Committee

The primary responsibilities of the audit committee are to oversee the accounting and financial reporting processes of our company as well as our affiliated and subsidiary companies, and to oversee the internal and external audit processes. The audit committee also assists the board of directors in fulfilling its oversight responsibilities by reviewing the financial information which is provided to stockholders and others, and the system of internal controls which management and the board of directors have established. The audit committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

The audit committee is comprised of three members, each of whom was elected by the Board of Directors. Our Board of Directors has determined that Mr. Currie qualifies as an “audit committee financial expert” under the federal securities laws and that each member of the audit committee has the “financial sophistication” required under the rules of the Nasdaq Global Select Market.

Compensation Committee

The primary responsibilities of the compensation committee are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors, including reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our compensation committee also administers and has discretionary authority over the issuance of stock awards under our stock compensation plans.

The compensation committee has in the past, and may in the future, delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to stock option or stock appreciation rights grants made to under our stock option plan, stock compensation plan or stock appreciation rights plan. Even where the compensation committee has not delegated authority, our executive officers typically make recommendations to the compensation committee regarding compensation to be paid to our executives, directors and employees and the size of stock option, restricted stock or SAR grants.

For a description of the Company’s process and procedures for consideration and determination of executive and director compensation and for information regarding the use of compensation consultants by the Company, please see the section entitled “COMPENSATION DISCUSSION AND ANAYSIS – Procedures for Determining Compensation Awards.”

Director Compensation

We currently have four independent directors that qualify for compensation. Employee directors, and directors appointed pursuant to agreements with Intel Corporation and Bell Canada do not receive any compensation for their board positions. Mr. Kauser was an employee director until his resignation as Chief Technology Officer on August 1, 2007, and accordingly, he received no compensation in 2007 for his service as a director. Independent directors receive an initial stock option grant and follow-on annual stock option grants. In addition, committee chairpersons receive annual cash compensation of $15,000 and other independent directors receive annual cash compensation of $12,000, plus additional cash compensation of $1,000 per meeting, for meetings attended in person, and $500 for telephonic meetings. Directors are also reimbursed for actual out-of-pocket expenses. Compensation is paid out approximately two to three times a year, depending on the number of meetings being held. Mr. McCaw received $300,000 for his service as Chairman for 2007. For a detailed description of Mr. McCaw’s compensation please see the “Summary Compensation Table.”

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007:

			Stock		Option
	Fees earned or		Awards		Awards
Name	paid in cash		($)		(2)		Total
Peter L.S. Currie	$40,500	(1)	-	(3)	$125,941	(4)(5)	$166,441
Richard P. Emerson	$33,500	(1)	-	(6)	$39,123	(5)(7)	$72,623
Stuart M. Sloan	$32,500	(1)	-	(8)	$39,123	(5)(9)	$71,623
Michelangelo A. Volpi	$13,533		-		$59,490	(10)(11)(16)	$73,023
Nicolas Kauser (12)			-	(15)
David Perlmutter (12)			-
Michael J. Sabia (12)(13)			-
Arvind Sodhani (12)(15)			-

(1)	Amounts shown represent compensation earned in 2006 and 2007, which was all paid in 2007.

(2)	Amounts shown reflect the dollar amount of such option award recognized for financial statement purposes in the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS No. 123(R)”).

(3)	As of the end of fiscal year 2007, Mr. Currie held an aggregate of 266,972 shares of Class A common stock.

(4)	As of the end of fiscal year 2007, Mr. Currie held stock options to purchase an aggregate of 30,832 shares of Class A common stock.

(5)	The grant date fair value of each 2007 stock option grant computed in accordance with SFAS No. 123(R) is $79,750.

(6)	As of the end of fiscal year 2007, Mr. Emerson held an aggregate of 85,655 shares of Class A common stock.

(7)	As of the end of fiscal year 2007, Mr. Emerson held stock options to purchase an aggregate of 21,249 shares of Class A common stock.

(8)	As of the end of fiscal year 2007, Mr. Sloan held an aggregate of 268,496 shares of Class A common stock.

(9)	As of the end of fiscal year 2007, Mr. Sloan held stock options to purchase an aggregate of 19,583 shares of Class A common stock.

(10)	The grant date fair value of such award computed in accordance with SFAS No. 123(R) is $132,911.

(11)	As of the end of fiscal year 2007, Mr. Volpi held stock options to purchase an aggregate of 8,333 shares of Class A common stock.

(12)	Received no compensation for service on the Board of Directors.

(13)	Mr. Sabia is the Chief Executive Officer of Bell Canada. Accordingly, the reporting person may be deemed to share the power to vote or direct the vote of and dispose or direct the disposition of the shares beneficially owned by Bell Canada. As of the end of fiscal year 2007, Bell Canada held an aggregate of 12,989,039 shares of Class A common stock.

(14)	As of the end of fiscal year 2007, Mr. Kauser held an aggregate of (i) 10,000 shares of Class A common stock, and (ii) stock options to purchase an aggregate of 909,998 shares of Class A common stock.

(15)	Mr. Sodhani resigned from the Board of Directors effective December 23, 2007.

(16)	As of the end of fiscal year 2007, Mr. Volpi held an aggregate of 4,000 shares of Class A common stock.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. It also contains provisions that provide for the indemnification of directors of the Company for third party actions and actions by or in the right of the Company that mirror Section 145 of the Delaware General Corporation Law.

In addition, the Company’s certificate of incorporation states that it shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the Delaware General Corporate Law. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS

Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be delivered to the Company’s Secretary at 4400 Carillon Point, Kirkland, Washington 98033, with a request to forward the same to the intended recipient. In general, all stockholder communication delivered to the Company’s Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the stockholder’s instructions. However, the Company’s Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

EXECUTIVE OFFICERS

The following sets forth certain information about our executive officers, other than Messrs. McCaw, Wolff and Salemme, whose biographies are included under the section “Proposal 1 — Election of Directors.”

Names	Positions With the Company	Age as of the Annual Meeting
Perry S. Satterlee	President, Chief Operating Officer	48
John A. Butler	Chief Financial Officer and Executive Vice President	46
Scott Richardson	Chief Strategy Officer and Executive Vice President	42
John Saw, PhD	Chief Technology Officer and Vice President	46
Hope F. Cochran	Vice President, Finance and Treasurer	36
Broady R. Hodder	Vice President, General Counsel and Secretary	36
Robert M. DeLucia	Chief Accounting Officer	44

Perry S. Satterlee—President. Mr. Satterlee has served as our President since January 2007, Chief Operating Officer since July 2004 and as the President and Chief Executive Officer of Clearwire US LLC, since May 2006. Mr. Satterlee served as our Co-President from October 2005 to January 2007. Previously, Mr. Satterlee was Chief Operating Officer from July 2002 to July 2004, and Vice President-Sales and Marketing, from August 1998 to July 2004, of Nextel Partners Inc. Prior to joining Nextel Partners, Mr. Satterlee was the President-Pacific Northwest Area of Nextel. Prior to joining Nextel, Mr. Satterlee served from 1992 to 1996 as Vice President and General Manager of Central California District of AT&T Wireless Services, formerly McCaw Cellular. From 1990 to 1992, he was General Manager of McCaw Cellular’s Ventura/Santa Barbara market. From 1988 to 1990, Mr. Satterlee was Director of Planning for McCaw Cellular, where he led the company’s planning and budgeting processes.

John A. Butler—Chief Financial Officer and Executive Vice President. Mr. Butler has served as our Chief Financial Officer since March 2005. Previously, Mr. Butler served as Executive Vice President and Chief Financial Officer of Valor Communications Group, Inc. from 2000 to 2005. From 1998 to 2000, Mr. Butler served as Executive Vice President and Chief Financial Officer of Commonwealth Telephone Enterprises, Inc. Prior to 1998, he was a director at First Union Capital Markets (Wachovia) in the Media and Communications Group. Mr. Butler has been employed by a number of financial institutions, and began his career at Arthur Andersen & Co.

Scott Richardson—Chief Strategy Officer and Executive Vice President. Mr. Richardson has served as our Chief Strategy officer since January 2007. From 2002 to 2006 Mr. Richardson led Intel’s broadband wireless business and most recently served as vice president of Intel’s Mobility Group and general manager of the company’s Service Provider Business Group. In these roles, Mr. Richardson was responsible for creating the IEEE 802.16 standard and delivering the Company’s silicon products for WiMAX Certified wireless equipment and access devices. From 1998 to 2002 Mr. Richardson served as general manager of Intel’s OEM communication systems business serving the networking and communications market. From 1988 to 1998 Mr. Richardson led software efforts within Intel’s Enterprise Server Group and held various staff roles in communications businesses.

John Saw, PhD.— Chief Technology Officer and Vice President. Dr. Saw has served as our Chief Technology Officer since July 2007. From October 2003 to July 2007 Dr. Saw served as our vice president of Engineering for Clearwire. Prior to joining Clearwire, from 2002 to 2003 Dr. Saw was senior vice president and general manager of Fixed Wireless Access at Netro Corp (now SR Telecom) where he initiated the rollout of Netro’s broadband wireless product in Europe. From 1997 to 2002 Dr. Saw served as chief engineer and vice president of Engineering at AT&T Wireless (now AT&T Inc.). At AT&T Wireless, Dr. Saw was instrumental in the development and rollout of the company’s digital broadband wireless service, one of the earliest OFDM-based wireless systems deployed and foreshadowed the subsequent development of the WiMAX 802.16 standards. Prior to joining AT&T Wireless, Dr. Saw spent 9 years in various leadership positions at Nortel where he was involved in the development of TDMA, GSM, CDMA and fixed wireless cellular infrastructure and microwave radio products.

Hope F. Cochran—Vice President, Finance and Treasurer. Mrs. Cochran has served as our Vice President, Finance since November 2005 and Treasurer since June 2006. Previously, from May 2003 to August 2005, Mrs. Cochran served as the Chief Financial Officer of Evant Incorporated, a planning and logistics software developer. From May 2001 to May 2003, Mrs. Cochran served as the Controller of the Americas —Sales Operations for PeopleSoft, Inc. Prior to 2001, Mrs. Cochran was a founder and served as the Chief Financial Officer of SkillsVillage, a contractor supply chain management software provider, until its sale to PeopleSoft, Inc. In both chief financial officer positions, Mrs. Cochran managed corporate finance, accounting, human resources, legal and facilities. Mrs. Cochran began her career as an auditor at Deloitte & Touche LLP.

Broady R. Hodder—Vice President, General Counsel and Secretary. Mr. Hodder has served as our Vice President and General Counsel since May 2006 and has been our Secretary since June 2006. Previously, Mr. Hodder served as our Corporate Counsel and Assistant Secretary from November 2004 to November 2005 and Vice President Legal, Finance and Corporate Development from November 2005 to May 2006. Prior to joining the Company, from April 2001 to November 2004, Mr. Hodder was a lawyer with Davis Wright Tremaine LLP, where he became a partner in January 2004. Before joining Davis Wright Tremaine LLP, Mr. Hodder was a lawyer with Gray Cary Ware & Freidenrich LLP and Lionel Sawyer and Collins Ltd.

Robert M. DeLucia—Chief Accounting Officer. Mr. DeLucia has served as our Chief Accounting Officer since May 2007. Prior to coming to the Company, Mr. DeLucia served in a variety of positions with Adelphia Communications Corporation from August 2002 to March 2007 as part of that company’s restructuring team, including most recently Vice President and Controller and previously Vice President of Reporting and Vice President and Assistant Controller. Prior to working for Adelphia, Mr. DeLucia worked for Public Interactive, Inc. as its interim Chief Financial Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of shares of our Class A common stock and Class B common stock as of March 31, 2008 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of our Class A common stock and Class B common stock;

•	each member of our Board of Directors;

•	each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Except as indicated in the footnotes to this table (i) each person has sole voting and investment power with respect to all shares attributable to such person and (ii) each person’s address is c/o Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033 unless otherwise indicated.

	Class A(1)	% of Class A	Class B	% of Class B	% Voting
5% Stockholders:
Eagle River Holdings, LLC(2)	36,911,291	23.8	18,690,953	65.4	48.8
Intel Corporation(3)	36,759,999	25.2	9,905,732	34.6	29.8
Motorola, Inc.(4)	16,666,666	12.3	-	*	4.0
Bell Canada(5)	12,989,039	9.6	-	*	3.1
Named Executive Officers and Directors:
Craig O. McCaw(6)	38,272,956	24.4	18,690,953	65.4	48.4
Benjamin G. Wolff(7)	37,882,955	24.3	18,690,953	65.4	48.4
Perry S. Satterlee(8)	709,164	*	-	*	*
John A. Butler(9)	292,291	*	-	*	*
R. Gerard Salemme(10)	723,332	*	-	*	*
Scott Richardson(11)	80,167	*	-	*	*
Peter L. S. Currie(12)	276,970	*	-	*	*
Richard Emerson(13)	99,925		-	*
Nicolas Kauser(14)	660,831	*	-	*	*
David Perlmutter(15)	-	*	-	*	*
Michael J. Sabia(16)	12,989,039	8.3	-	*	3.1
Stuart M. Sloan(17)	279,432	*	-	*	*
Michelangelo A. Volpi(18)	6,083	*	-	*	*
All directors and executive officers as a group (17 persons)	55,837,984	34.0	18,690,953	100.0	51.8

*	Less than one percent.

(1)	Shares of Class A common stock beneficially owned and the respective percentages of beneficial ownership of Class A common stock assumes the exercise or conversion of all shares of Class B common stock beneficially owned by such person or entity and all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of March 31, 2008. Shares issuable pursuant to the conversion of Class B common stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B common stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A common stock beneficially owned is based on 135,609,171 shares of Class A common stock outstanding as of March 31, 2008.

(2)	Includes 17,232,005 shares of Class A common stock, 18,690,953 shares of Class B common stock, 375,000 shares of Class A common stock issuable on exercise of warrants and 613,333 shares of Class A common stock issuable upon exercise of warrants. ERH may be deemed to beneficially own 23,427,601 shares of Class A common stock and 9,905,732 shares of Class B common stock beneficially owned by Intel Capital, 3,333,333 shares of Class A common stock beneficially owned by Intel Capital (Cayman) Corporation and 93,333 shares of Class A common stock issuable upon exercise of warrants beneficially owned by Middlefield Ventures, Inc., a wholly-owned, subsidiary of Intel Corporation, pursuant to a voting agreement among ERH, Intel Capital and Intel Capital (Cayman) Corporation regarding the election of directors. ERH is controlled by Mr. McCaw. The manager of ERH is ERI, an entity controlled by and wholly-owned by Mr. McCaw. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.

(3)	Includes 3,333,333 shares of Class A common stock issued to Intel Capital Corporation and 23,427,601 shares of Class A common stock and 9,905,732 shares of Class B common stock issued to Intel Capital, a subsidiary of Intel Corporation, and 93,333 shares of Class A common stock issuable upon exercise of warrants issued to Middlefield Ventures, Inc., a wholly-owned subsidiary of Intel Corporation. Intel Corporation and Intel Capital may be deemed to beneficially own 17,232,005 shares of Class A common stock and 18,690,953 shares of Class B common stock beneficially owned by ERH, 375,000 shares of Class A common stock issuable upon exercise of warrants issued to ERH, and 613,333 shares of Class A common stock issuable upon exercise of warrants issued to ERH. Intel Capital (Cayman) Corporation, Intel Capital and ERH are parties to a voting agreement under which such stockholders and their affiliates share the ability to elect a majority of our directors. The stockholder disclaims beneficial ownership of the shares of capital stock held by ERH. The address of such stockholder is 2200 Mission College Blvd., RN6-46, Santa Clara, CA 95052.

(4)	The address of such stockholder is 1303 E. Algonquin Road, Schaumburg, Illinois 60196.

(5)	The address of such stockholder is 100 de la Gauchetiere West, Suite 3700, Montreal, Quebec, Canada.

(6)	Includes options to purchase 1,249,999 shares of Class A common stock, 111,666 shares of Class A common stock held by CWCI LLC, an entity wholly-owned by Mr. McCaw, and 17,232,005 shares of Class A common stock and 18,690,953 shares of Class B common stock issued to ERH, 988,333 shares of Class A common stock issuable upon exercise of warrants issued to ERH. Mr. McCaw owns all of the voting membership interests in ERH and also controls and wholly-owns ERI, the manager of ERH. Mr. McCaw may be deemed to beneficially own 23,427,601 shares of Class A common stock and 9,905,732 shares of Class B common stock issued to Intel Capital, a subsidiary of Intel Capital (Cayman) Corporation, and 3,333,333 shares of Class A common stock issued to Intel Capital Corporation, pursuant to a voting agreement among ERH, Intel Capital and Intel Capital (Cayman) Corporation regarding the election of directors. Does not include 93,333 shares of Class A common stock issuable upon exercise of warrants issued to Middlefield Ventures, Inc.

(7)	Includes options to purchase 888,331 shares of Class A common stock and 83,333 shares of Class A common stock granted in the form of restricted stock on April 17, 2006 held directly, and 17,232,005 shares of Class A common stock, 988,333 shares of Class A common stock issuable upon exercise of warrants issued to ERH and 18,690,953 shares of Class B common stock held by ERH. Mr. Wolff is the President of ERH and ERI, the manager of ERH. Mr. Wolff may be deemed to beneficially own 23,427,601 shares of Class A common stock and 9,905,732 shares of Class B common stock issued to Intel Capital, a subsidiary of Intel Capital (Cayman) Corporation, and 3,333,333 shares of Class A common stock issued to Intel Capital (Cayman) Corporation pursuant to a voting agreement among ERH, Intel Capital and Intel Capital

(Cayman) Corporation regarding the election of directors. Does not include 93,333 shares of Class A common stock issuable upon exercise of warrants issued to Middlefield Ventures, Inc..

(8)	Includes options to purchase 375,831 shares of Class A common stock and 333,333 shares of Class A common stock granted in the form of restricted stock on August 16, 2004. Includes 50,000 shares of Class A common stock issued in the name of PSS-MSS Limited Partnership. Mr. Satterlee is the General Partner of PSS-MSS Limited Partnership.

(9)	Includes options to purchase 292,291 shares of Class A common stock.

(10)	Includes options to purchase 723,332 shares of Class A common stock.

(11)	Includes options to purchase 79,167 shares of Class A common stock.

(12)	Includes options to purchase 9,998 shares of Class A common stock. Includes 266,972 shares of Class A common stock held by the Currie 2007 Grantor Retained Annuity Trust. Mr. Currie is Co-Trustee of such trust.

(13)	Includes options to purchase 93,333 shares of Class A common stock.

(14)	Includes options to purchase 660,831 shares of Class A common stock.

(15)	The address of such stockholder is 2200 Mission College Blvd., Santa Clara, CA 95052.

(16)	Mr. Sabia is the Chief Executive Officer of Bell Canada. Includes 12,989,039 shares of Class A common stock held by Bell Canada. Mr. Sabia disclaims beneficial ownership of the shares of common stock held by Bell Canada, except to the extent of his pecuniary interest therein. The address of such stockholder is c/o Bell Canada, 1000 de la Gauchetiere Street West, Suite 3700, Montreal, Quebec, Canada.

(17)	Includes options to purchase 10,936 shares of Class A common stock. Includes 266,666 shares of Class A common stock issued in the name of SMS Trust. Mr. Sloan is the Trustee of SMS Trust.

(18)	Includes options to purchase 2,083 shares of Class A common stock. The address of such stockholder is 170 W. Tasman Drive, San Jose, California 95134.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation programs are designed to meet the following objectives:

•	Allow the company to attract and retain the most talented and dedicated executives possible, taking into account the early stage that our company is in and the entrepreneurial nature of our business;

•	Ensure the total compensation package of each executive is competitive in comparison with our peers;

•	Tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and align executives’ incentives with the best interests of our stockholders; and

•	Support our mission, values and guiding principles.

To achieve these goals, the compensation committee reviews and determines all components of executive compensation in order to develop and maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic and operational goals such as the development of our network, the establishment and maintenance of key strategic relationships, securing the financing needed to continue to expand and operate our business, as well as our financial and operational performance, as measured by metrics such as per market financial performance, consolidated revenues, subscriber growth, churn and network performance.

Procedures for Determining Compensation Awards

The compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies with whom we compete for executive talent or that are of similar industry profile, while taking into account our relative performance and our own strategic goals. The committee acknowledges that it is challenging to compare the company to other companies for this purpose because few other companies are similarly situated.

We have periodically retained compensation consultants to review our policies and procedures with respect to executive compensation. To assist the committee in its review of executive compensation, we compile data and participate in compensation surveys conducted by independent third parties, such as Culpepper, Thobe, Equilar and Economic Research Institute. We have a high confidence level in the accuracy and confidentiality standards applied to the data provided in these surveys. We also gather data from annual reports and proxy statements of companies that the committee selects as a “peer” group. We believe that the companies in the peer group are representative of the companies with which we compete for executive talent and share similar industry profiles. In 2007, this peer group we considered consisted of the following companies:

Akamai Technologies, Inc	LSI Logic Corporation
Amazon.com, Inc.	MetroPCS Communications, Inc.
Ciena Corporation	Motorola, Inc.
Cymer, Inc.	Novellus Systems, Inc.
Digital River, Inc	RealNetworks, Inc.
Drugstore.Com, Inc.	Sirius Satellite Radio, Inc.
F5 Networks, Inc.	Sprint Nextel Corporation
Google, Inc.	Time Warner Telecom Corporation
Hologic, Inc.	US Cellular Corporation
Infospace, Inc.	Varian Semiconductor Equipment
Intel Corporation	Western Digital Corporation
Lam Research Corporation	Xilinx, Inc.
Leap Wireless International, Inc.	XM Satellite Radio Holdings, Inc.

In establishing executive compensation, we compare both the aggregate total and the individual elements of compensation of the executive officers. In the first quarter of each year, the compensation committee establishes base salaries and sets the baseline incentive targets for executive officers. Following the end of the year, the compensation committee reviews executive performance and determines annual bonus payments to be paid to executives. Equity grants are generally made bi-annually in the first and third quarter of each year.

Elements of Compensation

Executive compensation consists of following elements:

Base Salary. We set base salaries for our executives at levels which we believe are competitive based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Executive base salaries generally are targeted near the median or 50th percentile of salaries paid by comparable companies for comparable positions. In certain cases, we set base salaries higher or lower than the median based on level of responsibility, span of control and experience. Base salaries are reviewed annually and at the time of hire, promotion or changes in responsibility. Base salaries may also be adjusted from time to time to realign salaries with market levels. For 2007, this review occurred in the first quarter. Base salary changes also impact target bonus amounts and actual bonus payouts, which are based on a percentage of base salary.

Discretionary Annual Bonus. The compensation committee has the authority to award discretionary annual bonuses to our executive officers under the terms of our 2007 Annual Performance Bonus Plan. Our 2007 Annual Performance Bonus Plan governs our procedures for granting annual bonus awards to our executive officers. The compensation committee will continue to have the authority to award bonuses, set the terms and conditions of those bonuses and take all other actions necessary for the plan’s administration. These awards are intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as network deployment and performance, new service implementation and subscriber acquisition, and to financial factors such as raising capital, managing capital and operating expenses, and improving our results from operations.

Under our 2007 Annual Performance Bonus Plan, for each fiscal year, the compensation committee will select, in its discretion, the executive officers of the Company or its subsidiaries who are to participate in the plan. The compensation committee will establish the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions. Bonuses are paid annually in the first quarter following completion of a given fiscal year. The actual amount of discretionary bonus will be determined based on the attainment of the specific company objectives which are set forth below. In 2007, the percentage payout for these performance measures was 84% of the target objectives. However, the committee, at its discretion may increase or decrease the discretionary annual bonus amount based on each executive’s individual performance and contribution to our strategic goals. The plan does not fix a maximum payout for any officer’s annual discretionary bonus.

Performance Measures for 2007

Approximate
Weighting of
Performance
Performance Measures	Measures
Total Revenue	25%
Cash Outlay	25%
Customer Churn	25%
Days on Air	25%
Total	100%

Pursuant to either an employment agreement or offer letter, each executive officer, is eligible for a discretionary annual bonus which is based on a specified percentage of such executive’s base salary. The table below shows the fiscal 2007 target bonus as compared to the actual bonus paid for each of the named executive officers.

	Annual Discretionary
	Bonus Target as a %	Annual Discretionary	Actual Discretionary	Actual Payout as a
Name	of Base Salary	Bonus Target**	Bonus Payout	% of Base Salary
Benjamin G. Wolff	100%	$750,000	$630,000	84
Perry S. Satterlee	100%	$500,000	$420,000	84
John A. Butler	50%	$170,000	$142,800	42
Scott Richardson*	50%	$182,500	$245,280	67
R. Gerard Salemme	50%	$170,000	$142,800	42

* Mr. Richardson’s 2007 bonus was paid out based on 80% of his base salary in recognition of added responsibilities and superior performance.

** Based on salary at 2007 year end.

Mr. McCaw is not an employee, and accordingly, does not receive a discretionary bonus.

Long-Term Incentive Program. We believe that strong long-term performance is best achieved through fostering an ownership mentality among our employees (which we refer to as “partners”). We primarily rely on the use of stock and stock-based awards to create an ownership culture among our partners that is aligned with our stockholders. We have not adopted stock ownership guidelines, and our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company. We used a combination of methodologies in reviewing peer data, including comparable industry, maturity of organization and company size to establish an appropriate balance of cash compensation and equity ownership. However, due to the early stage of our business, we expect to provide a greater portion of total compensation to our executives through our stock compensation plans rather than through cash-based compensation.

Given the maturity of our organization and volatility of our stock, the Company chose to implement a blended equity offering, including stock options, restricted stock awards and restricted stock units. The Company believes this diversified offering provides greater potential for retention and incentive purposes and we will continue to evaluate our equity awards to achieve an optimal balance.

Stock Options. Our 2003 Stock Option Plan authorized us to grant options to purchase shares of common stock to our partners, directors and consultants. Our compensation committee was the administrator of this stock option plan. Stock option grants were initially made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviewed and approved stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants were made at the discretion of the compensation committee to eligible partners and, in appropriate circumstances, the compensation committee considers the recommendations of members of management, such as Mr. Wolff, our Chief Executive Officer, Mr. Satterlee, our President, and Mark Fanning, our Vice President, People Development. In 2007, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards.” The last grant made under the 2003 Stock Option Plan was on January 19, 2007. We are no longer making grants from the 2003 Stock Option Plan. The compensation committee approved the acceleration of options upon a change in control for certain officers under the 2003 Stock Option Plan.

Our 2007 Stock Compensation Plan, adopted on January 19, 2007, authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards to our partners, directors and consultants. Our compensation committee is also the administrator of this plan. Similar to our 2003 Stock Option Plan, stock option awards have been made on a bi-annual basis, at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option awards are likely to continue to be made at the discretion of the compensation committee to eligible partners and, in appropriate circumstances, the compensation committee will consider the recommendations of members of management, as discussed above. Following the adoption of our 2007 Stock Compensation Plan, we ceased to grant additional stock options under our 2003 Stock Option Plan. In 2007, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards.” Additionally, in February of 2008, the named executive officers were awarded additional stock options. These awards are made for retention purposes for 2008 and beyond and are not considered to be part of the officers’ 2007 compensation, and as such are not included in the “Summary Compensation Table” below.

Our stock option grants made under both plans have an exercise price equal to the fair market value of our common stock on the day of grant (closing price on date of grant), typically vest 25% per annum based upon continued employment over a four-year period, and expire ten years after the date of grant; provided, however, options granted in February 2008 expire seven years from date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

On September 14, 2007, the compensation committee approved the accelerated vesting of both options and restricted stock units under the 2007 Stock Compensation Plan upon a change in control to certain of our executive officers.

Restricted Stock Awards. Our compensation committee has and may in the future elect to make grants of restricted stock to our executive officers. We granted Mr. Satterlee restricted stock pursuant to a Stock Grant Agreement dated July 12, 2004. Fifty percent of the shares vested on August 16, 2005 and the remainder vested on August 16, 2006. We granted Mr. Wolff restricted stock pursuant to a Stock Grant Agreement dated April 17, 2006. Fifty percent of the shares vested on March 1, 2007 and the remainder vested on March 1, 2008. The compensation committee also made a grant of restricted stock to Mr. Richardson on February 12, 2007. This grant vests 25% per year on the anniversary of the grant date.

Introduction of Restricted Stock Units. In September 2007, we granted restricted stock units to certain key partners and executive officers under the 2007 Stock Compensation Plan for retention purposes and because they are less dilutive than restricted stock awards. Restricted stock units granted to key partners and executive officers in 2007 vest 25% per year on the anniversary of the grant and can be found in the “Grants of Plan Based Awards” table. We will continue to evaluate which equity award vehicles achieve the best balance between rewarding key contributors, retention and creating and maintaining long-term stockholder value. Additionally, in February of 2008, the named executive officers were awarded additional restricted stock units. These awards were made for retention purposes for 2008 and beyond and are not considered to be part of the officers’ 2007 compensation, and as such are not included in the “Summary Compensation Table” below.

Adoption of Grant Policy. The Board of Directors recognizes the importance of adhering to specific practices and procedures in the granting of equity awards. In June 2007, the Board approved a Stock Option Grant Policy to ensure that the timing of grants is done on a consistent schedule and that the terms of the grants are standard across the company. All stock option grants have an exercise price equal to the fair market value of our common stock on the grant date.

Other Compensation. Our executive officers who are parties to employment agreements will continue to be parties to such employment agreements in their current form until such time as the compensation committee determines in its discretion that revisions to such employment agreements are advisable.

Perquisites and Benefits. Our goal is to promote and maintain an egalitarian culture. We do not have programs to provide personal perquisites or executive benefits to executive officers. Our executive officers participate in the same benefit programs as all other partners. These benefits include the following: medical and dental care plans; flexible spending accounts for healthcare and dependent care spending; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); benefit advocacy counseling; a 401(k) plan; and paid time off. Consistent with our compensation philosophy, we intend to maintain our current benefits for our executive officers; however, the compensation committee in its discretion may revise, amend or add to the officer’s benefits if it deems it advisable. We believe benefits offered to our executives are currently lower than median competitive levels for comparable companies.

Retirement Plan. Our executive officers participate in the Company’s 401(k) plan, similar to other eligible partners. Effective January 1, 2007, we made a company match of 50% of partners’ contributions on the first 6% of eligible pay, up to 3% of partners’ eligible compensation. These company match contributions will vest over a three year period commencing on the partners’ hire dates. Partner deferral contributions are always 100% vested. The company does not offer a defined benefit pension plan, or any other qualified retirement plan arrangements. None of our named executives participate in or have account balances in any other qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation. None of our named executives participate in or have account balances in any deferred compensation plans maintained by us. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other partners with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, former Co-Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers during 2005, 2006 and 2007:

					Stock
	Principal				Awards	Option	All Other
Name	Position	Year	Salary	Bonus	(1) ($)	Awards (2)	Compensation		Total
Benjamin G. Wolff	Chief Executive Officer	2007	$705,462	$630,000	$475,440	$6,908,982	$190,012	(3) (4)	$8,909,896
		2006	$361,308	$900,000	$781,250	$1,678,566	$717,225	(5)	$4,438,349
		2005	$350,000	$350,000	-	$126,667	$270	(7)	$826,937
John A. Butler	Chief Financial Officer	2007	$334,231	$142,800	$71,681	$1,340,614	$9,262	(6)	$1,898,588
		2006	$306,885	$200,000	-	$425,900	$300	(7)	$933,085
		2005	$215,769	$300,000	-	$846,000	$12,166	(8)	$1,373,935
Craig O. McCaw	Chairman and Former Co-CEO (9)	2007	$261,923	-	-	-	$346,141	(10)	$608,064
		2006	-	-	-	-	$1,749,000	(11)	$1,749,000
		2005	-	-	-	-	$1,096,000	(11)	$1,096,000
Perry S. Satterlee	President and Chief Operating Officer	2007	$485,560	$420,000	$71,681	$2,148,050	$9,325	(12)	$3,134,616
		2006	$371,417	$350,000	$250,000	$822,019	$450	(7)	$1,793,886
		2005	$355,654	$350,000	$1,000,000	-	$450	(7)	$1,706,104
R. Gerard Salemme	EVP Strategy, Policy and External Affairs	2007	$336,812	$142,800	$53,761	$2,429,997	$241,815	(3) (13)	$3,205,185
		2006	$320,647	$200,000	-	$752,576	$690	(7)	$1,273,913
		2005	$307,267	$155,000	-	$61,849	$690	(7)	$524,806
Scott Richardson	Chief Strategy Officer	2007	$304,231	$245,280	$431,082	$2,474,993	$645,584	(14)	$4,101,170

The option awards and stock awards are revised from what we originally disclosed in our Form S-1 Registration Statements filed last year, to reflect the change in disclosure requirements from disclosure of grant date fair value of full equity grants to disclosure of the SFAS No. 123(R) expense of the grants.

(1)	The dollar amounts reported in this column represent the compensation expense recognized on stock awards for financial statement reporting purposes with respect to the fiscal years ended December 31 in accordance with SFAS No. 123(R). For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Note 13 of our financial statements in our Form 10-K for the year ended December 31, 2007.

(2)	The dollar amounts reported in this column represent the compensation expense recognized on stock options for financial statement reporting purposes for the fiscal years ended December 31, in accordance with SFAS No. 123(R) using the Black-Scholes stock option valuation model. The amounts shown include amounts recognized in 2007 for any stock option awards issued in years 2004 through 2007 (see page 30 for stock option grant history). For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Note 13 of our financial statements in our Form 10-K for the year ended December 31, 2007. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executives. As of December 31, 2007, the value of these options awards to recipients was significantly below the amounts recognized for financial reporting purposes due to stock price volatility.

(3)	The “Other Compensation” for Messrs. Wolff and Salemme include amounts paid to them relating to a loss of equity value as a result of the modification of certain existing stock option grants. Messrs. Wolff and Salemme had options that were repriced with higher exercise prices, to ensure that such grants were in accordance with regulations of Section 409A of the Internal Revenue Code. To make up for the corresponding value loss, they were paid the equivalent of such loss in cash. Mr. Wolff received $187,500 and Mr. Salemme received $234,375.

(4)	Consists of $270 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and $2,242 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event.

(5)	Represents $716,955 tax gross-up related to the grant of restricted stock on April 17, 2006 and $270 in imputed income related to the value of company-paid group term life insurance in excess of $50,000.

(6)	Consists of $450 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and $2,062 related to travel and entertainment for family member’s attendance at the Company’s annual recognition event, and $6,750 in 401(k) company match contributions.

(7)	Reflects imputed income related to the value of company-paid group term life insurance in excess of $50,000.

(8)	Reflects relocation expenses in the amount of $11,947 paid to Mr. Butler and $219 in imputed income related to the value of company-paid group term life insurance in excess of $50,000.

(9)	Mr. McCaw stepped down as Co-Chief Executive Officer in January 2007, but continued in his role as Chairman of the Board. The salary paid to him for 2007 represents the compensation paid to him for his services as Chairman. We also reimburse Mr. McCaw for out of pocket expenses he incurs on our behalf.

(10)	Includes $1,141 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and payment to ERI for management fees of $67,000 and reimbursement of certain expenses of $278,000.

(11)	Includes payment to ERI for management fees and reimbursement of certain expenses pursuant to the Advisory Services Agreement between Clearwire and ERI, dated November 13, 2003 which the parties terminated effective January 31, 2007. Mr. McCaw owns 100% of the outstanding capital stock of ERI. We paid ERI management fees of $800,000 in each of 2005 and 2006, and reimbursed expenses of $296,000 and $949,000 respectively in 2005 and 2006.

(12)	Consists of $450 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and $2,124 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event, and $6,750 in 401(k) company match contributions.

(13)	Consists of $690 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and $6,750 in 401(k) company match.

(14)	Represents a tax gross-up of $640,066 relating to the grant to Mr. Richardson of shares of restricted stock on February 12, 2007, plus $254 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and 401(k) company match contributions of $5,264.

Advisory Services Agreement

We were parties to an Advisory Services Agreement dated November 13, 2003 with ERI, a corporation of which Mr. McCaw is the sole stockholder, pursuant to which we paid ERI an annual fee for services rendered amounting to $800,000 and reimbursed ERI for certain out of pocket expenses. The parties terminated this agreement effective January 31, 2007. Previously, we have not compensated Mr. McCaw for his services other than directly in the form of stock based compensation and indirectly in cash through payments to ERI under the advisory services agreement. However, after February 1, 2007, we began paying Mr. McCaw annual compensation of $300,000 directly for his services as our Chairman, and we expect to continue to reimburse Mr. McCaw and ERI for out of pocket expenses he incurs on our behalf. See “Certain Relationships and Related Transactions” for additional information about this advisory services agreement and the related payments.

In addition, although Messrs. Wolff and Salemme receive a salary from us, they are also compensated by ERI. ERI is the manager of ERH, our largest stockholder. We believe that the compensation paid by ERI to these executives relates to such executives’ services to ERI and not to those executives’ services to us or to the advisory services ERI previously provided to us. Consequently, our compensation committee does not take into account the compensation ERI pays to these executives when determining our executive compensation policies, programs or awards for these individuals

Employment-Related Agreements

Benjamin G. Wolff. Effective April 1, 2004, we entered into a letter agreement with Benjamin G. Wolff providing for his employment. Under his letter agreement, Mr. Wolff is entitled to receive an annual base salary and an annual discretionary performance-related bonus. In addition, we granted Mr. Wolff options to purchase 333,333 shares of the Company’s Class A common stock at an exercise price of $2.25 (subsequently amended to $3.00) per share, which options vested over a four year period. Mr. Wolff is also entitled to take a three month paid sabbatical upon request. As a condition of employment, Mr. Wolff has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

John A. Butler. Effective March 8, 2005, we entered into a letter agreement with John A. Butler providing for his employment as Chief Financial Officer beginning on March 14, 2005. Under his letter agreement, Mr. Butler is entitled to receive an annual base salary and an annual discretionary performance-related bonus. In addition, we granted Mr. Butler options to purchase 300,000 shares of the Company’s Class A common stock at an exercise price of $12.00 per share. Mr. Butler has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

Perry S. Satterlee. We entered into an employment agreement with Perry S. Satterlee, our President and Chief Operating Officer on June 28, 2004. The agreement contained an initial term of one year, with automatic renewal terms of one year, unless we or Mr. Satterlee give prior notice of termination at least 30 days prior to the renewal date. The employment agreement established the initial annual base salary and a discretionary performance-related bonus for Mr. Satterlee, and provided for an initial restricted stock and option grant. The agreement also prohibits Mr. Satterlee from competing with us for a period of one year after termination of his employment relationship with our company, unless we terminate him without cause.

Scott Richardson. Effective January 26, 2007, we entered into an employment agreement with Scott Richardson in connection with his employment as Chief Strategy Officer of the Company beginning on February 12, 2007. Under this agreement, Mr. Richardson is entitled to receive an annual base salary of $325,000 and an annual discretionary performance-related bonus for the first twelve months of employment in the amount of $162,500 which shall be payable at such time the Company pays bonuses to its other executives. Subsequent to the execution of this letter agreement, Mr. Richardson’s salary was increased to $365,000. In addition, we granted Mr. Richardson options to purchase 283,333 shares of the Company’s Class A common stock at an exercise price of $24.00 per share and a Restricted Stock Award of 33,333 shares. Mr. Richardson has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

R. Gerard Salemme. Effective April 30, 2004, we entered into a letter agreement with R. Gerard Salemme providing for his employment as Executive Vice President, External Affairs, beginning April 1, 2004. Under his letter agreement, Mr. Salemme is entitled to receive an annual base salary and an annual discretionary performance-related bonus. As a condition of employment, Mr. Salemme has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt plans or programs providing for additional benefits if the compensation committee determines that doing so is in our best interests.

Our employment letters or agreements with Messrs. Wolff, Butler, Satterlee and Salemme provide for a lump sum cash payment if we terminate their employment without cause. The agreement with Mr. Richardson provides for payments over a one year period in accordance with our payroll process. For a complete description and quantification of benefits payable to our named officers on and following termination of employment under plans and programs currently in effect, please see the section entitled “Potential Payments Upon Termination Or Change In Control.”

Grants of Plan Based Awards

The compensation committee approved option and restricted stock awards under our 2003 Stock Option Plan and 2007 Stock Compensation Plan to certain of our named executives in 2007. Set forth below is information regarding the awards granted during fiscal year 2007:

			All Other		All Other
			Stock		Option		Grant Date
			Awards:		Awards:	Exercise	Fair Value of
			Number of		Number of	or Base	Stock and
			Shares of		Securities	Option	Option
			Stock or		Underlying	Award	Awards ($)
Name	Grant Date		Units (#)		Options (#)	$/Share (1)	(2)
Benjamin G. Wolff	3/1/2007	(3)			500,000	25.00	7,975,000

	9/14/2007				300,000	23.30	4,170,870

	9/14/2007		60,000	(4)			1,398,000

	11/20/2007	(5)			333,333	3.00	0.00	(5)

John A. Butler	3/1/2007	(3)			83,333	25.00	1,329,161

	9/14/2007				75,000	23.30	1,042,718

	9/14/2007		20,000	(4)			466,000

Craig O. McCaw	-		-		-	-	-

Perry S. Satterlee	3/1/2007	(3)			166,666	25.00	2,658,323

	9/14/2007				100,000	23.30	1,390,290

	9/14/2007		20,000	(4)			466,000

R. Gerard Salemme	3/1/2007	(3)			150,000	25.00	2,392,500

	9/14/2007				75,000	23.30	1,042,718

	9/14/2007		15,000	(4)			349,500

	11/20/2007	(6)			312,500	3.00	0.00	(6)

Scott Richardson	1/19/2007	(7)			283,333	24.00	4,601,328

	6/27/2007				50,000	25.01	746,000

	9/14/2007				50,000	23.30	695,145

	2/12/2007	(8)	33,333	(9)			833,325

	9/14/2007		15,000	(4)			349,500

(1)	Exercise price for option awards is the fair market value per share of the Company’s Class A common stock, defined as the closing price of such stock on the grant date.
(2)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS No. 123(R) using the Black-Scholes stock option valuation model. The stock options vest in four equal annual installments. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executives. The share price of our stock must appreciate 70% from the year end 2007 closing price before 2007 stock option awards will represent any realizable value for recipients.
(3)	This grant was approved by the Board on February 17, 2007.
(4)	Represents an award of restricted stock units.
(5)	This stock option was previously granted to Mr. Wolff under the 2003 Stock Option Plan on April 1, 2004, and was amended on November 20, 2007 to increase the exercise price of the portion of the option vesting after December 31, 2004 from $2.25 per share to $3.00 per share. Such adjustment was approved by the compensation committee on September 14, 2007 and was intended to resolve any question as to whether Section 409A of the Internal Revenue Code applied to such option. All other terms of such stock option remain as previously agreed.

(6)	This stock option was previously granted to Mr. Salemme under the 2003 Stock Option Plan on December 2, 2003, and was amended on November 20, 2007 to increase the exercise price of the portion of the option vesting after December 31, 2004 from $2.25 per share to $3.00 per share. Such adjustment was approved by the compensation committee on September 14, 2007 and was intended to resolve any question as to whether Section 409A of the Internal Revenue Code applied to such option. All other terms of such stock option remain as previously agreed.
(7)	This option awarded was granted under our 2003 Stock Option Plan.
(8)	This grant was approved by the Board on January 19, 2007.
(9)	Represents an award of restricted stock.

2003 Stock Option Plan

Our 2003 Stock Option Plan is administered by our compensation committee. The objectives of the plan included attracting and retaining key personnel and promoting our success by linking the interests of our partners, directors and consultants with our success.

Options Available for Issuance

There are 16,666,666 shares of Class A common stock authorized for options grants under the 2003 Stock Option Plan. With the adoption of our 2007 Stock Compensation Plan, which has 15,000,000 shares of Class A common stock authorized for option grants, we ceased granting stock options under the 2003 Stock Option Plan after January 19, 2007.

Term of Options

The term of each option is ten years from the date of the grant of the option, unless a shorter period is established for incentive stock options or the administrator of the 2003 Stock Option Plan establishes a shorter period.

Vesting Schedule

Options granted under our 2003 Stock Option Plan, unless waived or modified in a particular option agreement or by action of the compensation committee, vest according to the following schedule:

Portion of
From The Grant Date	Grant Vested

Less than 1 year	0%
1 year	25%
2 years	50%
3 years	75%
After 4 Years	100%

Options granted under the 2003 Stock Option Plan require that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship, generally results in the forfeiture of options not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s options. In certain circumstances the compensation committee has, and may in the future, provide accelerated vesting of options upon a change of control.

Adjustments, Changes in Our Capital Structure

Any outstanding options under the 2003 Stock Option Plan, as well as the exercise price of outstanding options, will be subject to adjustment by the compensation committee in the event of any merger, consolidation, reorganization, stock split, stock dividend or other event causing a capital adjustment affecting the number of outstanding shares of common stock. In the event of a capital adjustment, the compensation committee may change the number and kind of shares granted under the plan. In the event of an adjustment to our capital structure, the compensation committee may change the number and kind of shares granted under the plan. In the event of a business combination or in the event of a sale of all or substantially all of our assets, the compensation committee may cash out some or all of the unexercised, vested options under the plan, or allow some or all of the options to remain outstanding, subject to certain conditions. Unless otherwise provided in individual option agreements, the vesting of outstanding options will not accelerate in connection with a business combination or in the event of a sale of all or substantially all of our assets.

Administration

The compensation committee has full discretionary authority to determine all matters relating to options granted under the plan.

The compensation committee has the authority to determine the persons eligible to receive options, the number of shares subject to each option, the exercise price of each option, any vesting schedule, any acceleration of the vesting schedule and any extension of the exercise period.

Amendment and Termination

Our Board of Directors has authority to suspend, amend or terminate the plan, except as would adversely affect participants’ rights to outstanding awards without their consent. As the plan administrator, our compensation committee has the authority to interpret the plan and options granted under the plan and to make all other determinations necessary or advisable for plan administration.

In connection with the amendment of our certificate of incorporation to effectuate a one for three reverse stock split, and the adoption of the 2007 Stock Compensation Plan, our Board of Directors provided that no additional option grants would be made under the 2003 Stock Option Plan.

2007 Stock Compensation Plan

Our 2007 Stock Compensation Plan is administered by our compensation committee. The objectives of the plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our partners, directors and consultants with our success. The Plan will permit the grant of awards that constitute incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards. Each award shall be evidenced by an award agreement.

Shares Available for Issuance

There are 15,000,000 shares authorized for issuance under the 2007 Stock Compensation Plan. As of December 31, 2007, there were 8,558,574 shares of Class A common stock available for grants under the plan. Shares to be awarded under the plan will be made available, at the discretion of the compensation committee, from authorized but unissued shares, authorized and issued shares reacquired and held as treasury shares, or a combination thereof.

Stock Options

An award of options may include incentive stock options, non-qualified stock options or a combination thereof. Each option will have a term of no longer than 10 years and each incentive stock option granted to a ten percent holder will have a term of no longer than 5 years. Beginning in

February 2008, the compensation committee approved a seven year term for all future stock option grants.

Stock Awards

Each restricted stock or stock unit award will be accompanied by a restricted stock award or stock unit award agreement, which will specify the number of shares or share units granted, the price, if any, to be paid for the shares or share units and the period of restriction applicable to the restricted stock or stock unit award. Shares subject to an award of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during a period of restriction. For stock unit awards, the proportionate number of shares will be issued upon the completion of each vesting period of the award. The compensation committee, in its sole discretion, may impose such other restrictions on shares subject to an award of restricted stock or restricted stock units as it may deem advisable or appropriate.

Stock Appreciation Rights

The terms and conditions of SARs granted under the plan will be determined by the compensation committee. A stock award agreement will specify the base price, the term and the conditions of exercise. Each SAR will have a term no longer than 10 years from the grant date, unless a shorter period is provided in the award agreement. As of the date of this Proxy Statement, we have not awarded any SARs under the 2007 Stock Compensation Plan.

Vesting Schedule

Options and other stock awards may be made subject to vesting at the discretion of our compensation committee over such term as they shall determine. All awards made to date under the 2007 Stock Compensation Plan vest according to the following schedule, unless waived or modified in a particular option agreement or by action of the compensation committee:

Portion of
From The Grant Date	Grant Vested

Less than 1 year	0%
1 year	25%
2 years	50%
3 years	75%
After 4 Years	100%

Adjustments

The number and kind of shares available for grants under our 2007 Stock Compensation Plan and any outstanding shares under the plan, as well as the exercise price or base price of outstanding shares, will be subject to adjustment by our board of directors in the event of any merger, consolidation, reorganization, stock split, stock dividend or other event causing a capital adjustment affecting the number of outstanding shares of common stock. In the event of a capital adjustment, the board of directors may change the number and kind of shares granted under the plan. In the event of an adjustment to our capital structure, our board of directors may replace awards with substitute awards in respect of shares, other securities or other property of the surviving corporation or its affiliates, which shall substantially preserve the value, rights and benefits of any affected awards granted under the plan. In addition, we have the right, but not the obligation, to cancel each participant’s awards immediately prior to such an event and to pay to each affected participant in connection with the cancellation an amount equal that the compensation committee, in its sole discretion, in good faith determines to be the equivalent value of such award.

Administration

The compensation committee has full discretionary authority to determine all matters relating to options granted under the plan.

The compensation committee has the authority to determine the persons eligible to receive awards, the number of shares subject to each award, the base price or exercise price of the award, in certain circumstances, any vesting schedule, any acceleration of the vesting schedule and any extension of the exercise period.

Amendment and Termination

Our Board of Directors has authority to suspend, amend or terminate the plan, except as would adversely affect participants’ rights to outstanding awards without their consent. As the plan administrator, our compensation committee has the authority to interpret the plan and options granted under the plan and to make all other determinations necessary or advisable for plan administration.

Stock Appreciation Rights Plan

Our Stock Appreciation Rights Plan is administered by the compensation committee and provides for the granting of awards of Stock Appreciation Rights (“SARs”). The objectives of this plan include attracting, motivating and retaining the best personnel and promoting our success by linking the interests of our partners, directors and consultants with our company’s success. We do not typically make awards under this plan to our executive officers. We adopted this plan in January 2006 and, as of December 31, 2007, we did not have any SARs outstanding. On October 1, 2007, all outstanding SARs were converted to non-qualified stock options under the 2007 Stock Option Plan. We accounted for grants under the SAR Plan under SFAS No. 123(R). SARs are recorded as liability awards as cash settlement is anticipated and are remeasured at fair value as the end of each reporting period until the awards are settled. The fair value is determined in the same manner as a stock option granted under our 2003 Stock Option Plan, using the same assumptions and option pricing model to estimate the fair value. Compensation expense for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value for each reporting period. We have no plans to award any more SARs from this Stock Appreciation Rights Plan. Any additional SARs that we might award in the future would be granted out of the 2007 Stock Compensation Plan.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2007.

		Option Awards(1)					Stock Awards
		Number of	Number of					Market Value
		Securities	Securities				Number of	of Shares or
		Underlying	Underlying				Shares or	Units of
		Unexercised	Unexercised		Option	Option	Units of Stock	Stock That
		Options (#)	Options (#)		Exercise	Expiration	That Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable		Price	Date	Vested (#)	Vested ($) (2)
Benjamin G. Wolff	4/1/2004	249,999	83,334	(3)	$3.00	4/1/2014	-	-

	12/15/2004	249,999	83,334		$6.00	12/15/2014	-	-

	1/26/2006	33,333	100,000		$15.00	1/26/2016	-	-

	8/30/2006	83,333	250,000		$18.00	8/30/2016	-	-

	9/15/2006	30,000	90,000		$18.00	9/15/2016	-	-

	3/1/2007	-	500,000		$25.00	3/1/2017	-	-

	9/14/2007	-	300,000		$23.30	9/14/2017	-	-

	9/14/2007						60,000	822,600

	4/17/2006						41,666	571,241

John A. Butler	3/31/2005	150,000	150,000		$12.00	3/31/2015	-	-

	1/26/2006	12,500	37,500		$15.00	1/26/2016	-	-

	8/30/2006	8,333	25,000		$18.00	8/30/2016	-	-

	9/15/2006	13,125	39,375		$18.00	9/15/2016	-	-

	3/1/2007	-	83,333		$25.00	3/1/2017	-	-

	9/14/2007	-	75,000		$23.30	9/14/2017	-	-

	9/14/2007						20,000	274,200

Craig O. McCaw	12/15/2004	1,249,999	416,667		$6.00	12/15/2014	-	-

Perry S. Satterlee	6/28/2004	249,999	83,334		$6.00	6/28/2014	-	-

	1/26/2006	33,333	100,000		$15.00	1/26/2016	-	-

	9/15/2006	17,500	52,500		$18.00	9/15/2016	-	-

	3/1/2007	-	166,666		$25.00	3/1/2017	-	-

	9/14/2007	-	100,000		$23.30	9/14/2017	-	-

	9/14/2007						20,000	274,200

R. Gerard Salemme	12/2/2003	104,166	-	(4)	$2.25	12/2/2013	-	-

	12/2/2003	312,500	-	(3) (4)	$3.00	12/2/2013	-	-

	12/15/2004	187,500	62,500		$6.00	12/15/2014	-	-

	1/26/2006	16,666	50,000		$15.00	1/26/2016	-	-

	8/30/2006	20,833	62,500		$18.00	8/30/2016	-	-

	9/15/2006	27,500	82,500		$18.00	9/15/2016	-	-

	3/1/2007	-	150,000		$25.00	3/1/2017	-	-

	9/14/2007	-	75,000		$23.30	9/14/2017	-	-

	9/14/2007						15,000	205,650

Scott Richardson	1/19/2007	-	283,333	(5)	$24.00	1/19/2017	-	-

	6/27/2007	-	50,000		$25.01	6/27/2017	-	-

	9/14/2007	-	50,000		$23.30	9/14/2017	-	-

	2/12/2007						33,333	456,995

	9/14/2007						15,000	205,650

(1)	Except as otherwise noted, each award listed in this table vests one-quarter annually, beginning on the first anniversary of the grant date.

(2)	Amount is based on the closing price of our Class A common stock of $13.71 on December 31, 2007, as reported by NASDAQ.
(3)	This option award was amended on November 20, 2007 to raise the exercise price per share from $2.25 to $3.00.
(4)	This option award vests one-quarter annually beginning on May 26, 2003.
(5)	This option award vests one-quarter annually, beginning on February 12, 2008.

Option Exercises and Stock Vested

There have been no exercises of stock options, SARs or similar instruments, by our named executive officers during the last fiscal year. The following table provides information with respect to all restricted stock or restricted stock units that vested during 2007.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Benjamin G. Wolff	41,667	$1,041,675	(1)

(1) Value based on fair value of our stock which was $25.00 on the vesting date of March 1, 2007.

Pension Benefits

None of our named executives participate in or have account balances in non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination Relating to a Change in Control

Pursuant to the Clearwire Corporation Change in Control Severance Plan effective March 25, 2008, if Mr. Wolff is terminated without cause or terminates for good reason (i) within 24 months following a change in control of the Company, or (ii) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control, he would be entitled to receive a lump-sum cash severance payment equal to 300% of his targeted annual compensation. All other named executive officers would be entitled to receive a lump-sum cash severance payment equal to 200% of targeted annual compensation if terminated without cause or for good reason (i) within 24 months following a change in control of the Company or (ii) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control. Targeted annual compensation means the sum of the greater of the executive’s annual base salary in effect immediately prior to the change in control date or on the date of the executive’s termination, plus target annual commission, if any, and the greater of the executive’s target annual bonus in effect immediately prior to the change in control date or on the date of the executive’s termination. In addition, these named executive officers would be entitled to receive continuation of health care coverage, at no increased cost, for 24 months following termination, unless and until such time as the executive is otherwise eligible for healthcare coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise. Assuming a change in control were to take place and the employment of our executive officers were to be terminated without cause or good reason, on December 31, 2007, the following individuals would be entitled to payments in the amounts set forth opposite their name in the below table.

Officer	Cash Severance

Benjamin G. Wolff	$4,500,000
John A. Butler	$1,020,000
Craig O. McCaw	$0.00
Perry S. Satterlee	$2,000,000
R. Gerard Salemme	$1,020,000
Scott Richardson	$1,095,000

We are not obligated to make any cash payment to these executives if their employment is terminated by us for cause or by the executive without good reason. Cause and good reason shall have the correlative meaning set forth in a Participant’s employment agreement with the Company or, in the absence of any such agreement or in the absence of any similar definitions in such agreement, the cause and good reason provisions in the Clearwire Change in Control Severance Plan will apply.

In addition, Messrs. Wolff, Butler, McCaw, Satterlee, Salemme and Richardson hold options and restricted stock or restricted stock unit awards that would vest upon any change in control, and the exercise period for the options would extend to twelve months from their date of termination. Assuming a change in control was to take place on December 31, 2007, the following individuals would be entitled to accelerated vesting of equity awards, with values in the amounts set forth opposite their name:

Value of Accelerated Equity
Officer	and Performance Awards(1)

Benjamin G. Wolff	$2,928,853
John A. Butler	$530,700
Craig O. McCaw	$3,212,503
Perry S. Satterlee	$916,705
R. Gerard Salemme	$687,525
Scott Richardson	$662,645

(1)	Assumes the unvested equity would vest upon a change in control as provided in the stock plan agreements to executives. Amounts were calculated based on the closing price of our common stock of $13.71 on December 31, 2007.

Potential Payments Upon Termination not Relating to a Change in Control

Pursuant to his letter agreement dated April 27, 2004, if Mr. Salemme is terminated without cause (whether through constructive termination or otherwise), we must make a lump-sum severance payment to him in an amount equal to six (6) months of his salary. Pursuant to a letter agreement dated April 1, 2004, if Mr. Wolff is terminated without cause (whether through constructive termination or otherwise), we must make a lump-sum severance payment to him in an amount equal to his annual salary. We have an informal written agreement with Mr. Butler to make a lump-sum severance payment to him equal to his annual salary if his employment is terminated. Pursuant to Mr. Satterlee’s employment agreement, if we terminate Mr. Satterlee’s employment without cause, we will pay Mr. Satterlee a lump sum payment in the amount of his annual base salary plus an amount equal to the most recent annual bonus payment he received. Pursuant to a letter agreement with Mr. Richardson dated January 26, 2007, if Mr. Richardson is terminated without cause (whether through constructive termination or otherwise) or good reason during an initial one year term, we will pay Mr. Richardson his base salary for a 12-month period through our normal payroll process over the severance period and a “First Year Bonus Payment” (as defined in his letter agreement) of $162,500. Following the initial term, if Mr. Richardson is terminated without cause (whether through constructive termination or otherwise) or good reason, Mr. Richardson would be entitled to receive severance equal to 12 months base salary. Assuming the employment of our executive officers were to be terminated without cause (whether through constructive termination or otherwise) on December 31, 2007, the following individuals would be entitled to payments in the amounts set forth opposite their name in the below table.

Officer	Cash Severance

Benjamin G. Wolff	$750,000
John A. Butler	$340,000
Craig O. McCaw	$0.00
Perry S. Satterlee	$850,000
R. Gerard Salemme	$170,000
Scott Richardson	$527,500

We are not obligated to make any cash payment to these executives if their employment is terminated by us for cause or by the executive without cause, or to any other executive officer on the termination of employment for any reason, except in the case of good reason termination for Mr. Richardson. In addition, we do not provide any medical continuation or death or disability benefits for any of our executive officers that are not also available to our partners.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee is comprised of Messrs. McCaw and Sloan. During the last fiscal year, Mr. McCaw also served as the Company’s Co-Chief Executive Officer until January 2007. During the last fiscal year, Mr. Wolff, our Chief Executive Officer, served as a director of ICO Global Communications (Holdings) Limited, a Delaware corporation (“ICO”), while Mr. McCaw served as one of ICO’s executive officers and served as a member of our compensation committee. For additional information please see the section below entitled “Certain Relationships and Related Transactions.”

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE

Craig O. McCaw

Stuart M. Sloan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Person Transactions Policy and Procedures

The Audit Committee reviews and approves or ratifies or refers to special committee all significant related party transactions and potential conflict of interest situations. A related person is any executive officer, nominee for director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. We submit all transactions involving a commitment of $10 million or more that we contemplate entering into, including related person transactions, to the board of directors for approval. Each of the related party transactions listed below that were submitted to our board were approved by a disinterested majority of our board of directors after full disclosure of the interest of the related party in the transaction.

Clearwire has a number of strategic and commercial relationships with third-parties that have had a significant impact on Clearwire’s business, operations and financial results. These relationships have been with ERH, Motorola, Inc. (“Motorola”),Intel, and Bell Canada (“Bell”), all of which are related parties, due to their stock ownership of more than 5% of the Company’s stock.

Relationships among Certain Stockholders, Directors, and Officers of Clearwire — As of December 31, 2007, ERH is the holder of approximately 65% of Clearwire’s outstanding Class B common stock and approximately 13% of Clearwire’s outstanding Class A common stock. ERI is the manager of ERH. Each entity is controlled by Craig McCaw, our Chairman.

The Company retired all senior secured notes (including notes held by ERH) on August 15, 2007. The notes held by ERH had a $23.0 million face value, or $19.3 million net of discounts for warrants. In the year ended December 31, 2007, ERH earned interest relating to the notes in the amount of $1.6 million. ERH received payments in the amount of $2.5 million for accrued interest during the year ended December 31, 2007.

Voting Agreements — See page 7 of this proxy under “Nominating and Governance Committee” for a discussion of voting agreements between the Company, ERH, Intel and Bell Canada.

Advisory Services Agreement — Clearwire and ERI were parties to an Advisory Services Agreement, dated November 13, 2003 (the “Advisory Services Agreement”). The parties terminated this agreement effective January 31, 2007. During the year ended December 31, 2007, the Company paid ERI fees of $67,000 and expense reimbursements of $278,000, under this agreement.

Motorola Agreements — Simultaneously with the sale of its subsidiary NextNet to Motorola, Clearwire and Motorola entered into commercial agreements pursuant to which the Company agreed to purchase certain infrastructure and supply inventory from Motorola. Under these agreements, Clearwire is committed to purchase no less than $150.0 million of network infrastructure equipment, modems, PC cards and other products from Motorola on or before August 29, 2008, subject to Motorola continuing to satisfy certain performance requirements and other conditions. The Company is also committed to purchase certain types of network infrastructure products, modems and PC cards it provides to its subscribers exclusively from Motorola for a period of five years and, thereafter, 51% until the term of the agreement is completed on August 29, 2014, as long as certain conditions are satisfied. For the year ended December 30, 2007 total purchases from Motorola under these agreements were $73.0 million. The remaining commitment was $51.6 million at December 31, 2007.

Agreements with Bell Canada — In March 2005, Bell, a Canadian telecommunications company which is a subsidiary of BCE purchased 8,333,333 shares of Clearwire’s Class A common stock for $100.0 million. At the time of the investment, Bell and BCE Nexxia, an affiliate of Bell, entered into a Master Supply Agreement (“Master Supply Agreement”) dated March 16, 2005 with Clearwire. Under the Master Supply Agreement, Bell and BCE Nexxia provide or arrange for the provision of hardware, software, procurement services, management services and other components necessary for Clearwire to provide VoIP services to their subscribers in the United States and provide day-to-day management and operation of the components and services necessary for Clearwire to provide these VoIP services. Clearwire will pay to Bell Canada or BCE Nexxia a flat fee for each new subscriber of its VoIP telephony services. Clearwire has agreed to use Bell Canada and BCE Nexxia exclusively to provide such service unless such agreement violates the rights of third parties under its existing agreements. Total fees paid for new subscribers under the Master Supply Agreement were $112,000 for the year ended December 31, 2007. Amounts paid for supplies, equipment and other services purchased through Bell Canada or BCE were $6.0 million for the year ended December 31, 2007. The Master Supply Agreement can be terminated for convenience on twelve months notice by either party at any time beginning on or after October 1, 2007. On October 29, 2007, the Company delivered a notice of termination of the Master Supply Agreement to BCE Nexxia and the agreement should terminate on October 29, 2008 unless it is extended by the parties.

Davis Wright Tremaine LLP— The law firm of Davis Wright Tremaine LLP billed the Company approximately $5.3 million for legal services it performed for the Company in 2007. The firm serves as the Company’s primary outside counsel, and handles a variety of corporate, transactional, tax and litigation matters. The firm has continued to perform legal services for the Company during 2008. Mr. Wolff, the Company’s Chief Executive Officer, is married to a partner at Davis Wright Tremaine. As a partner, Mr. Wolff’s spouse and is entitled to share in a portion of the firm’s total profits, although she has not received any compensation directly from the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Our employees prepare these reports for certain of our directors and all of our executive officers on the basis of information obtained from the Company’s records. Based on information available to us during fiscal year 2007, we believe that all applicable Section 16(a) filing requirements were met, except that, due to administrative errors, Mr. Sabia and Mr, Emerson were late in filing their initial Form 3s and Mr. Richardson was late in filing a report of a stock option grant of an aggregate of 50,000 options to purchase 50,000 shares of our Class A common stock.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2007 and the independent auditor’s report on those financial statements, with our management and with Deloitte & Touche LLP, our independent auditors. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche presented the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and SEC Regulation S-X, Rule 2-07.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditors. Consistent with its charter, the Audit Committee has evaluated Deloitte & Touche’s qualifications, performance, and independence, including that of the lead audit partner. In addition, Deloitte & Touche has provided the Audit Committee with the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has engaged in dialogue with Deloitte & Touche about their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC, and selected Deloitte & Touche as the independent registered public accounting firm for fiscal year 2008. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

AUDIT COMMITTEE

Peter L.S. Currie (Chair)
Richard Emerson
Michelangelo Volpi

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent public accountant for the fiscal year 2008, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent public accountant, the Board considers the selection of the independent public accountant to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the annual meeting is required to approve the ratification of the selection of Deloitte & Touche as the Company’s independent registered public accountant for the current fiscal year.

The Board of Directors Recommends a Vote For the Proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to us for the audit and other services provided by Deloitte & Touche LLP (“D&T”) during the years ended December 31, 2006 and 2007 (in thousands):

	2006	2007

Audit Fees(1)	$3,082	$3,219
Audit Related Fees	-	-
Tax Fees(3)	563	210

Total Fees	$3,645	$3,429

(1)	Audit Fees: This category represent fees for professional services provided in connection with the audit of our financial statements, including for our initial public offering, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Tax Fees: This category consists of tax compliance, and tax advice including foreign tax return preparation and requests for rulings or technical advice from tax authorities.

All audit and non-audit services provided by D&T to us must be pre-approved in advance by our audit committee unless the following conditions are met:

•	The service is one of a set of permitted services that the independent auditor is allowed to provide; and

•	The services must be brought to the attention of the audit committee and approved prior to the completion of the annual audit.

All other permitted services must be pre-approved by either the audit committee or a delegate of the audit committee. If pre-approval is obtained from a delegate of the audit committee, the service may be performed provided that the service must be presented to the audit committee at the next scheduled meeting.

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will bear the cost of solicitations and the fees charged by Broadridge Financial Solutions, Inc.

AUDITORS

Representatives of Deloitte & Touche LLP, independent registered public accountant for the Company for fiscal 2007 and the current fiscal year, will be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

DEADLINE AND PROCEDURES FOR SUBMITTING PROPOSALS FOR THE 2009 ANNUAL MEETING

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy for the 2009 annual meeting must be received no later than December 28, 2008. In addition the Company’s by-laws provide for the timing and content of notice that stockholders must provide to the Company’s secretary at 4400 Carillon Point, Kirkland, Washington 98033, for business to be properly brought before the annual meeting by a stockholder. Pursuant to these provisions, notice must be received by the Company not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that if the date of the meeting has been changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the earlier of the 7th day following the date on which the notice of the meeting was mailed or a public announcement of the meeting was made.

OTHER MATTERS

The Board of Directors matters being submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors

Broady R. Hodder

Secretary

Dated: April 28, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Secretary, Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033.

CLEARWIRE CORPORATION THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2. Vote on Directors 1.ELECTION OF TEN DIRECTORS Nominees: 01) Craig O. McCaw 06) David Perlmutter 02) Benjamin G. Wolff 07) Michael J. Sabia 03) Peter L.S. Currie 08) R. Gerard Salemme 04) Richard P. Emerson 09) Stuart M. Sloan 05) Nicholas Kauser 10) Michelangelo A. Volpi LOGO CLEARWIRE CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 To ratify the appointment of Deloitte & Touche LLP as Clearwire Corporation’s independent registered public accountants for fiscal year 2008. and Such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof. please indicate if you plan to attend this meeting. VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Clearwire Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e- mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Clearwire Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold For All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 For Against Abstain Vote on Proposals 2. 0 0 0 3. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. 0 Yes No 0 0 Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date

CLEARWIRE CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS June 20, 2008 The stockholder(s) hereby appoint(s) Benjamin G. Wolff and Broady R. Hodder, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Clearwire Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 am, Pacific Daylight Time on June 20, 2008, at the Woodmark Hotel, Marina Room, 1200 Carillon Point, Kirkland, Washington, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE Print Stockholder Name: Address Changes/Comments: